UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April 2, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Daylight Time, on Tuesday, May 6, 2008, at the offices of the Company, 3 Easton Oval, Columbus, Ohio.

Enclosed is a copy of our 2007 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, a notice of the meeting, a proxy statement and a proxy card. Please record your vote on the proxy card and return it promptly in the postage-paid envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein __________________________________
Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED, OR ALTERNATIVELY,

VOTE YOUR PROXY ELECTRONICALLY OR TELEPHONICALLY

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2008

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Daylight Time, on Tuesday, May 6, 2008, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

3)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 12, 2008 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present, please complete, sign, date and return the enclosed proxy card in the envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card. You may revoke your proxy at any time before it is exercised at the Annual Meeting and, if you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ J. Thomas Mason ________________________________
J. Thomas Mason,
Secretary

April 2, 2008

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2008

GENERAL

Time, Place and Purposes of Meeting

The 2008 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 6, 2008 at 9:00 a.m., Eastern Daylight Time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent to the shareholders on or about April 2, 2008. This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2007 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is being mailed to all shareholders together with this Proxy Statement.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. Alternatively, shareholders holding common shares registered directly with our transfer agent, ComputerShare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on May 5, 2008. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. Shareholders holding common shares in street name with a broker, bank or other holder of record may also be eligible to vote their proxies electronically via the Internet or telephonically. Such shareholders should review the information provided to them by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the street name common shares and how to revoke previously given instructions.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking your proxy, (2) duly executing a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously appointed proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed or properly voted electronically via the Internet or telephonically that are received prior to, or at the time of, the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted for the election of the director nominees identified herein, for Proposal No. 2 and, at the discretion of the proxy holders, on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Outstanding Shares and Voting Rights

There were 14,017,042 of the Company’s common shares, par value $.01 per share (the “Common Shares”), issued and outstanding on March 12, 2008 (the “Record Date”), which date has been set as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date.

Common Shares represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic voting instructions timely recorded via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” or “Withheld” (from any or all director nominees) or are not marked at all. Broker/dealers who hold Common Shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters such as the election of directors, but broker/dealers may not vote such Common Shares on non-routine matters without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Broker non-votes count toward the establishment of a quorum for the Annual Meeting.

Proposal No. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Regulations (the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the Director Nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees – Term to Expire at 2011 Annual Meeting

Joseph A. Alutto, Ph.D.	66	Executive Vice President and Provost of The Ohio State University since October 2007. Dr. Alutto served as the Interim President and Provost of The Ohio State University from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business Max M. Fisher College of Business, The Ohio State University, from 1991 until 2007. Dr. Alutto currently serves as a Director of Nationwide Financial Services, Inc. and United Retail Group, Inc.	2005

		Committee Membership: None

Phillip G. Creek	55	Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer and Treasurer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and as Senior Vice President of M/I Financial from February 1997 until September 2000.	2002

		Committee Membership: Executive

Norman L. Traeger*	68	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Directors – Term to Expire at 2010 Annual Meeting

Friedrich K.M. Böhm*	66	Chairman Emeritus of NBBJ, an international architectural firm, since 2006. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a Director of each of TRC Companies, Inc., NBBJ and The Daimler Group.	1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

Jeffrey H. Miro*	65	Partner in the law firm of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan since November 2004. From 1981 until November 2004, he was a partner in the law firm of Miro, Weiner & Kramer. In addition, Mr. Miro is an Adjunct Professor of Law at the University of Michigan Law School. He currently serves as a Director of Limited Brands, Inc.	1998

		Committee Membership: Compensation

BOARD OF DIRECTORS (continued)

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Robert H. Schottenstein	55	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as a Trustee of The Ohio State University.	1993

		Committee Membership: Executive (Chairman)

Directors – Term to Expire at 2009 Annual Meeting

Yvette McGee Brown*	46	President of The Center for Child and Family Advocacy at the Nationwide Children’s Hospital, a non-profit organization dedicated to the treatment and prevention of child abuse and domestic violence, since January 2002. From 1993 until January 2002, Ms. McGee Brown served as a Judge in the Franklin County Court of Common Pleas, Division of Domestic Relations and Juvenile Court. Ms. McGee Brown currently serves as a Director of Fifth Third Bank of Central Ohio.	2006

		Committee Memberships: Nominating and Governance

Thomas D. Igoe*	76	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President – Corporate Banking.	2000

		Committee Memberships: Audit (Chairman); Nominating and Governance

J. Thomas Mason	50	General Counsel and Secretary of the Company since July 2002 and Executive Vice President of the Company since February 2008. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Memberships: None

* Independent director under the rules of the New York Stock Exchange (“NYSE Rules”).

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has nine members. The Board has determined that five of the nine directors meet the criteria for independence required by NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to four of the five independent directors (Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger), the Board determined that they meet the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Yvette McGee Brown, the Board determined that Ms. McGee Brown meets the criteria for independence required by NYSE Rules. When assessing Ms. McGee Brown’s independence, the Board took into account her service as a director of Fifth Third Bank of Central Ohio, an affiliate of Fifth Third Bank, which is a lender under the Company’s Amended and Restated Credit Agreement (the “Credit Agreement”). The Board made the determination of independence based on: (1) the relative size of Fifth Third Bank’s commitment under the Credit Agreement (approximately 4% of the total commitment of the 19 lenders under the Credit Agreement); (2) the total amount of interest and fees paid by the Company to Fifth Third Bank during each of the last three fiscal years being insignificant under the standard set forth in NYSE Rule 303A.02(b)(v); (3) the unlikelihood that any matter relating to the Company would come before the Board of Directors of Fifth Third Bank of Central Ohio, since it is not a direct party to the Credit Agreement; and (4) Ms. McGee Brown’s agreement in any event to abstain from any such matter relating to the Company coming before the Board of Directors of Fifth Third Bank of Central Ohio.

With respect to Joseph A. Alutto, Ph.D., Executive Vice President and Provost of The Ohio State University (“OSU”), the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on the Company’s relationship with OSU, including Robert H. Schottenstein’s membership on the OSU Board of Trustees and the periodic contributions to OSU by the M/I Homes Foundation.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Company’s Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2007, the Board held six meetings and each member of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2007, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable Securities and Exchange Commission rules (“SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at mihomes.com under the heading “Investors” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The Audit Committee’s specific responsibilities include: (1) reviewing the Company’s accounting procedures and policies; (2) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (3) reviewing the independence and objectivity of the Company’s independent registered public accounting firm, including potential conflicts of interest; (4) monitoring and evaluating the Company’s internal control over financial reporting; (5) having responsibility for the hiring, retention and fees of the Company’s independent registered public accounting firm; and (6) other matters required by SEC Rules and NYSE Rules. Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, Thomas D. Igoe, qualifies as an audit committee financial expert as defined by SEC Rules. The Board determined that Mr. Igoe has acquired the requisite attributes to qualify as an audit committee financial expert by virtue of his more than 35 years as a commercial banker. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met seven times during 2007. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee. The Audit Committee’s report relating to the 2007 fiscal year appears on page 38 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the compensation for the executive officers and reviewing and making recommendations to the Board regarding non-employee director compensation; (3) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (4) administering the Company’s incentive and equity-based compensation plans; (5) reviewing and discussing the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (6) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the authority under its Charter to select, retain, terminate and approve fees for consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee met five times during 2007. The Compensation Committee’s report relating to the 2007 fiscal year appears on page 26 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement for more information concerning the activities of the Compensation Committee during 2007.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2007.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2007, the Executive Committee did not hold any formal meetings; however, the committee approved two actions in writing.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at mihomes.com under the heading “Investors” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. In accordance with its written Charter, the Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If a Related Person Transaction that has not been pre-approved is discovered or, to the extent advance approval is not practicable, the

Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction in which the Company was or is to be a participant and in which any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at the annual meeting of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following the annual meeting of shareholders. All of the directors then in office attended the 2007 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules. The Code of Business Conduct and Ethics is available on the Company’s website at mihomes.com under the heading “Investors” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, the non-management directors meet (without management present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order. During 2007, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to the Secretary of the Company at 3 Easton Oval, Suite 500, Columbus, Ohio 43219. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. Depending upon the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written Charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to the Secretary of the Company at 3 Easton Oval, Suite 500, Columbus, Ohio 43219. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, or in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for fiscal year 2007. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth on pages 3 and 4 of this Proxy Statement. The executive officers are elected by the Board and serve at the pleasure of the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Dennis S. Bailey	61	Region President of our Midwest Region since October 2006. Prior to October 2006, Mr. Bailey was President of Tadian Homes and Michigan Division President of Neumann Homes.	2006

Thomas P. Dunn	50	Region President of our Mid-Atlantic Region since June 2006. Prior to 2006, Mr. Dunn was Area President of our Maryland and Virginia Divisions and Division President of our Washington D.C. Division.	1997

Paul S. Rosen	57	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	53	Region President of our Florida Region since December 2006. Prior to 2006, Mr. Sikorski was Region President of our Tampa Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 12, 2008, the number and percentage of the outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers (as defined below), and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares (1)		Percent of Class
Joseph A. Alutto, Ph.D.	9,395	(2)	*
Friedrich K. M. Böhm	31,413	(2)	*
Yvette McGee Brown	2,011	(2)	*
Phillip G. Creek	79,136	(2)	*
Thomas D. Igoe	22,683	(2)(11)	*
J. Thomas Mason	25,053	(2)	*
Jeffrey H. Miro	32,352	(2)	*
Robert H. Schottenstein	912,675	(2)(3)	6.4%
Norman L. Traeger	38,905	(2)	*
All current directors and executive officers as a group (9 persons)	1,153,623		8.0%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	2,110,000	(4)	15.0%
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,730,000	(5)	12.3%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	1,628,363	(6)	11.6%
Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	1,322,463	(7)	9.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,103,870	(8)	7.8%
Nicholas Cournoyer 243 Knightsbridge London, England SW7 IDN	906,356	(9)	6.5%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	772,727	(10)	5.5%

*	Less than one percent of the outstanding Common Shares.

(1)

The amounts shown include 6,178, 19,056, 2,549, 4,159, 1,400, 758, 2,978 and 15,570 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, under the terms of the Company’s Executives’ Deferred Compensation Plan or the Company’s Director Deferred Compensation Plan, as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 5,200, 72,091, 7,200, 23,653, 10,000, 172,582 and 10,000 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 3,017 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger and 2,011 Common Shares held by Yvette McGee Brown in the form of stock units issued pursuant to the Company’s 2006 Director Equity Incentive Plan. Under the terms of the 2006 Director Equity Incentive Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)

735,400 of these Common Shares are held of record by Irving E. Schottenstein Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of Irving E. Schottenstein Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 735,400 Common Shares.

(4)

Based on information set forth in a Schedule 13G/A dated January 24, 2008, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 2,060,300 of such Common Shares and sole dispositive power with respect to 2,110,000 of such Common Shares. For purposes of Rule 13d-3 under the Exchange Act, each of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be a beneficial owner of the Common Shares held by FAS.

(5)

Based on information set forth in a Schedule 13G/A dated February 14, 2007, which was filed on behalf of FMR Corp., a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment advisor, Edward C. Johnson 3d, Chairman of FMR Corp., and Fidelity Low Priced Stock Fund (the “Fund”), an investment company. Fidelity is the beneficial owner of such Common Shares as a result of acting as investment advisor to various investment companies (including the Fund, which holds such Common Shares). Mr. Johnson and FMR Corp., through its control of Fidelity, and the Fund each has sole dispositive power with respect to such Common Shares. The Fund has sole voting power with respect to such Common Shares, and Fidelity carries out the voting of the Common Shares held by the Fund under written guidelines established by the Fund’s Board of Trustees.

(6)

Based on information set forth in a Schedule 13G dated January 10, 2008, which was filed on behalf of Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, Ltd (“BGIL”) and certain other Barclays entities. BGI has sole voting power with respect to 367,180 of such Common Shares and sole dispositive power with respect to 415,112 of such Common Shares. BGFA has sole voting with respect to 1,096,430 of such Common Shares and sole dispositive power with respect to 1,200,560 of such Common Shares. BGIL has sole dispositive power with respect to 12,691 of such Common Shares. The Common Shares reported are held by the Barclays entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(7)

Based on information set forth in a Schedule 13G/A dated February 12, 2008, which was filed by Jeffrey L. Gendell, individually, and as managing member of Tontine Capital Management, L.L.C. (“TCM”), general partner of Tontine Capital Partners, L.P. (“TCP”), managing member of Tontine Management L.L.C. (“TM”), general partner of Tontine Partners, L.P. (“TP”), and managing member of Tontine Overseas Associates, L.L.C. (“TOA”). Jeffrey L. Gendell has shared voting and dispositive power with respect to such Common Shares. Each of TCM, TCP, TM, TP and TOA has shared voting and dispositive power with respect to 705,463, 705,463, 1,500, 1,500 and 615,500 of such Common Shares, respectively.

(8)

Based on information set forth in a Schedule 13G dated February 14, 2008, which was filed on behalf of T. Rowe Price Associates, Inc., a registered investment advisor, who has sole voting power with respect to 474,800 of such Common Shares and sole dispositive power with respect to 1,103,870 of such Common Shares.

(9)

Based on information set forth in a Schedule 13G dated February 15, 2008, which was filed by Nicholas Cournoyer, individually, and as Managing Director of Montpelier Asset Management Ltd. (“MAM”). Nicholas Cournoyer has sole voting and dispositive power with respect to 60,000 of such Common Shares and shared voting and dispositive power with respect to 846,356 of such Common Shares. MAM has shared voting and dispositive power with respect to 846,356 of such Common Shares.

(10)

Based on information set forth in a Schedule 13G/A dated February 6, 2008, which was filed on behalf of Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.), a registered investment advisor who, in its role as investment advisor or manager to four registered investment companies and certain other commingled group trusts and separate accounts, has sole voting and dispositive power with respect to such Common Shares.

(11)	The amount shown includes 8,307 Common Shares pledged as security by Thomas D. Igoe.

The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except as otherwise required by applicable Ohio law; however, in the event we do not pay dividends on the Preferred Shares for an aggregate of six quarters (whether or not consecutive), the holders of the Preferred Shares will be entitled to nominate two members to serve on our Board. Except as noted below, none of our directors, nominees for director or Named Executive Officers owned any of our Preferred Shares as of March 12, 2008.

Norman L. Traeger beneficially owns 16,000 Depositary Shares (0.4% of the outstanding Depositary Shares), of which (1) 5,500 are held by Mr. Traeger, (2) 2,700 are held by his spouse and (3) 7,800 are held by the Traeger Family Limited Partnership, which is indirectly controlled by Mr. Traeger and as to which Mr. Traeger has sole voting power (to the extent applicable) and sole dispositive power. Mr. Traeger disclaims beneficial ownership of the 7,800 Depositary Shares held by the Traeger Family Limited Partnership, except to the extent of his percentage interest therein.

Robert H. Schottenstein beneficially owns 72,750 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 1,000 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 60,000 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 5,750 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 2,000 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 2,000 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 2,000 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and policies, the components of compensation for our executive officers who are identified in the Summary Compensation Table on page 27 (the “Named Executive Officers”) and the Compensation Committee’s (the “Committee”) decisions with respect to compensation for the Named Executive Officers for 2007. As described on page 6, the Committee is responsible for, among other things, establishing our executive compensation philosophy, objectives and policies, evaluating the performance of our Named Executive Officers and determining the amount, form and terms of the compensation awarded to our Named Executive Officers. The Committee also ensures that such compensation adheres to our compensation philosophy, objectives and policies and is fair, reasonable and competitive.

Compensation Philosophy and Objectives

Our executive compensation program is designed and administered to promote the following philosophy and objectives:

•

Attract and Retain. Compensation should reflect the value of the position in the marketplace. To attract and retain exceptional executives, our executive compensation must remain competitive with the compensation programs of our peer group, other publicly traded homebuilders, which compete with us for talent.

•	Motivate. Compensation should motivate our executive officers to perform at the highest level and achieve our business goals and objectives.

•

Reward Performance. Compensation should be dependent on, and reward executives on the basis of, both individual and company performance with a proportion of pay at risk and directly linked to company performance as an executive’s level of responsibility increases.

•	Alignment with our Shareholders. Compensation should be structured to align our executives’ interests with the interests of our shareholders with the ultimate goal of maximizing shareholder value.

We believe that the overall structure of our compensation program should be fundamentally the same across the management team. For this reason, while actual compensation levels will vary based on differences in job responsibilities, individual performance and competitive conditions, the Named Executive Officers generally receive the same components of compensation (i.e., salary, annual performance bonus, service-based stock options and benefits and perquisites) as the rest of our management team. In addition, substantially similar performance goals apply to the annual performance bonuses that the Named Executive Officers and the rest of management are eligible to receive. We believe this consistency ensures that the entire management team focuses on the same corporate goals and objectives and fosters team work.

Setting Executive Compensation

In connection with the first regularly scheduled meeting of each year (typically in February), the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on performance in that year and establishes their compensation (including the performance goals for the annual performance bonus) for the current year.

In connection with establishing the Named Executive Officers’ 2007 compensation, the Committee reviewed and analyzed the following information:

•	Our financial performance and each principal variable component of compensation received by each Named Executive Officer during the three preceding fiscal years.

•	The individual performance of each Named Executive Officer during 2006.

•

Competitive data prepared by our Human Resources department comparing the total compensation and each principal component of compensation received by each of the Named Executive Officers against similarly-situated executive officers of a peer group of publicly traded homebuilders. The Committee, with the assistance of management, selected the peer group based on those companies with whom we believe we compete for personnel, customers and investment. In 2007, our peer group was the same as in 2006 and consisted of the following homebuilders:

Beazer Homes USA, Inc.	Meritage Homes Corporation
Brookfield Homes Corporation	NVR, Inc.
Centex Corporation	Pulte Homes, Inc.
D. R. Horton, Inc.	The Ryland Group, Inc.
Dominion Homes, Inc.	Standard Pacific Corp
Hovnanian Enterprises, Inc.	Technical Olympic USA, Inc.
KB Home	Toll Brothers, Inc.
Lennar Corporation	WCI Communities, Inc.
M.D.C. Holdings, Inc.

•	The report and advice provided by Hewitt Associates, the Committee’s independent compensation consultant (as discussed below).

Consistent with our objective of attracting and retaining exceptional executives, the Committee analyzed the peer group data to ensure that the total compensation and each principal component of compensation received by the Named Executive Officers were generally competitive and consistent with the components and levels of compensation paid by our competitors. The Committee recognizes that the peer group data is an important indicator of competitiveness. However, the Committee believes that the peer group data should be used as a point of reference and one of several factors considered in setting executive compensation and not as the determinative factor in setting executive compensation. As a result, the Committee did not use the peer group data to benchmark to a specific level of compensation paid by our competitors (e.g., market median) and has discretion in determining the nature and extent of the use of the peer group data.

In late 2006, in accordance with its written Charter, the Committee engaged Hewitt Associates, a human resources consulting firm, to assist the Committee in designing the 2007 executive compensation program. Hewitt Associates’ responsibilities included: (1) reviewing and discussing with the Committee current executive compensation practices and trends within the homebuilding industry generally and our peer group; (2) providing and analyzing competitive pay data for our peer group; (3) analyzing competitive pay data and analyses prepared by our Human Resources department; and (4) reviewing and advising the Committee on the performance goals and targets for the 2007 performance bonus program, the form of payment of the 2007 performance bonus and the form and amount of the 2007 equity-based compensation awards. At the request of the Committee, Hewitt Associates participated in the Committee meetings during 2007 at which executive compensation was established and discussed with management the recommendations that management planned to make to the Committee regarding compensation for the Named Executive Officers for 2007 (as discussed below).

In addition, in 2007, at the request of the Committee, our Chief Executive Officer, with the assistance of other members of management from the Finance, Legal and Human Resources departments, made initial recommendations to the Committee regarding the design of the 2007 executive compensation program. These recommendations related to: (1) the performance goals and targets for the 2007 performance bonus program; (2) the form of payment of the 2007 performance bonus; and (3) the form and amount of the 2007 equity-based compensation awards. Thereafter, in the course of its deliberations, the Committee from time to time solicited further input and recommendations from the Chief Executive Officer and these other members of management. The Committee believes this input is valuable because of the Chief Executive Officer’s close work with the other Named Executive Officers and management’s detailed knowledge of our business. The Committee, however, makes all final determinations regarding the Named Executive Officers’ compensation.

Components of 2007 Executive Compensation

For 2007, the principal components of our executive compensation program were:

•	base salary;

•	annual performance bonus payable 60% in cash, 20% in restricted Common Shares and 20% in stock options;

•	equity-based compensation in the form of stock options that vest over five years based on continued employment; and

•	benefits and perquisites.

These same components were provided in 2006, except (as discussed below) the annual performance bonus for 2007 was payable in a combination of cash, restricted Common Shares and stock options as opposed to payable entirely in cash. The Committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee annually reviews the peer group data, the current facts and circumstances relating to our business and executives and our past practices to determine the appropriate mix of compensation that it believes best promotes our executive compensation philosophy and objectives. Historically and in 2007, the Committee awarded the most significant portion of each Named Executive Officer’s potential total compensation in the form of the annual performance bonus because it believes that this component motivates our Named Executive Officers, rewards performance and aligns the interests of our Named Executive Officers with our shareholders.

After analyzing and discussing the peer group data and current compensation trends in the homebuilding industry with Hewitt Associates, the Committee concluded that the components of compensation for 2007 remained generally consistent with the components offered by our competitors. The Committee noted, however, that the amount of equity-based compensation granted to our Named Executive Officers in 2006 (based on the fair market value of the awards at the time of grant) ranked in the bottom quartile of our peer group. For this reason and the other reasons discussed below, the Committee elected to change the form of payment of the annual performance bonus from all cash (as it had been for many years) to a mix of cash and equity.

When determining the components and mix of compensation for 2007, the Committee also closely considered the state of the homebuilding industry. In February 2007, all indications were that 2007 was going to be a challenging year for the homebuilding industry with significant volatility and uncertainty. Based on the prevailing conditions in the industry and input from our Chief Executive Officer and other members of management and Hewitt Associates, the Committee determined that it was not appropriate to make significant changes to the components or mix of compensation in 2007 (other than the change in the form of payment of the annual performance bonus). The Committee was also concerned that making significant changes to the components or mix of compensation in 2007 could be perceived as merely changing our compensation program in what was expected to be a challenging year to provide for compensation that would not have been paid if the 2007 program had remained consistent with our past practices.

Base Salary. We use base salary as the guaranteed component of the Named Executive Officers’ annual cash compensation and believe that it is an important tool in attracting and retaining executives and motivating and rewarding individual performance. The Committee reviews each Named Executive Officer’s base salary level at its first regularly scheduled meeting of each year. In February 2007, during this review, the Committee considered:

•	the base salary levels of similarly-situated executives in our peer group based on the data compiled by our Human Resources department and Hewitt Associates;

•	each executive’s individual performance and contributions to our performance; and

•	each executive’s level of experience and responsibility.

Based on this review, the Committee awarded Robert H. Schottenstein a base salary increase of $100,000 in 2007 based on three primary considerations. First, after analyzing the peer group data relating to the base salaries of the chief executive officers within the peer group, the Committee determined that Mr. Schottenstein’s base salary was the third lowest in the peer group and not within the range that the Committee believed to be competitive. More specifically, Mr. Schottenstein’s base salary was the lowest among the chief executive officers of the five peer group companies that we believe are most comparable to M/I Homes based on market capitalization, homes delivered and revenues. Second, the Committee considered Mr. Schottenstein’s performance in 2006. During 2006, the homebuilding industry began to experience the significant downturn that it continues to face. The Committee believed that the efforts and leadership of Mr. Schottenstein, along with the other Named Executive Officers, in 2006 to shift our operating strategy to a defensive posture have enabled us to more effectively manage the impact of the downturn in the homebuilding industry and better position us for the future. Finally, when our former Vice Chairman and Chief Operating Officer left M/I Homes in July 2006, his duties were absorbed by Mr. Schottenstein and the other Named Executive Officers.

The Committee also awarded Phillip G. Creek and J. Thomas Mason salary increases of $100,000 and $50,000, respectively, in 2007. In the case of Mr. Creek, the Committee awarded the increase based on his efforts and leadership in 2006 in response to the onset of the downturn in the homebuilding industry, his additional duties as a result of the departure of our former Vice Chairman and Chief Operating Officer and his base salary ranking in the bottom third of the peer group for the chief financial officer position. In the case of Mr. Mason, the Committee awarded the increase based on his efforts and leadership in 2006 in response to the onset of the downturn in the homebuilding industry and his additional duties as a result of the departure of our former Vice Chairman and Chief Operating Officer.

Annual Performance Bonus. The annual performance bonus is designed to motivate our Named Executive Officers and reward them based on achievement of corporate performance goals that we believe align the interests of the executives with the interests of our shareholders and create shareholder value. Because motivating our Named Executive Officers to contribute to, and rewarding them on the basis of, corporate performance is a fundamental part of our executive compensation philosophy and objectives, the annual performance bonus for each of our Named Executive Officers represents the most significant portion of his potential total compensation. We believe this fosters a results-driven, pay for performance culture.

For 2007, the Committee established maximum potential performance bonuses for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason of 350%, 250% and 100% of their respective 2007 base salaries. These were the same maximum potential performance bonuses that applied to the Named Executive Officers in 2006. The Committee determined these maximum potential performance bonuses based on the performance bonus opportunities for similarly situated executives in our peer group, our past practices and the Named Executive Officer’s level of responsibility (i.e., as an executive’s level of responsibility increases, the proportion of compensation that is performance-based increases).

Historically, the annual performance bonus has been payable entirely in cash pursuant to our shareholder-approved 2004 Executive Officer Compensation Plan (the “2004 Plan”). For 2007, the Committee decided to make each Named Executive Officer’s performance bonus payable in three separate forms: (1) 60% in cash under the 2004 Plan; (2) 20% in restricted Common Shares granted under our shareholder-approved 1993 Stock Incentive Plan as Amended (the “1993 Stock Plan”); and (3) 20% in stock options granted under the 1993 Stock Plan. As discussed below, the same performance goals applied to all three forms of payment, and thus, the 2007 annual performance bonuses were structurally the same as prior years except that payment was not denominated solely in cash. Based on this allocation of the performance bonuses and using the Black-Scholes valuation methodology, on February 13, 2007, the Committee granted Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason 15,505, 7,383 and 2,067 restricted Common Shares, respectively, and stock options to purchase 41,667, 19,841 and 5,556 Common Shares, respectively. Under these awards, to the extent that we achieved specified levels of net income, return on beginning equity and homebuyer satisfaction ratings (as discussed below) in 2007, a specified percentage of the restricted Common Shares would vest in equal one-third increments on the first, second and third anniversaries of the date of grant subject to the Named Executive Officer’s continued employment on the applicable anniversary date and a specified percentage of the Common Shares underlying the stock options would vest and become exercisable in equal one-fifth increments on December 31, 2007, 2008, 2009, 2010 and 2011 subject to the Named Executive Officer’s continued employment on the applicable vesting date.

The Committee elected to use the multiple forms of payment for 2007 for several reasons. First, with 2007 expected to be a challenging year financially for us and equity-based compensation expensed over the vesting period, the payment of 40% of any annual performance bonus in the form of restricted Common Shares and stock options allowed us to provide the Named Executive Officers with a competitive total compensation opportunity in a more cost effective manner. Second, as discussed above, the amount of equity-based compensation provided to our Named Executive Officers in 2006 ranked in the bottom quartile of our peer group. The Committee believed that paying 40% of any annual performance bonus in the form of restricted Common Shares and stock options provided a means to increase equity-based compensation without increasing total compensation or reducing the amount or proportion of compensation that is at risk and performance-based. Third, the peer group data indicated that some of our competitors were providing a portion of their annual performance bonus in the form of equity in reaction we believed to the deteriorating market conditions. Fourth, the additional equity compensation was intended to further align the interests of our Named Executive Officers with the interests of our shareholders. Finally, because any restricted Common Shares and stock options that were earned as a result of our performance in 2007 would vest over three and five years, respectively, subject to the applicable Named Executive Officer’s continued employment on the vesting date, the equity compensation incentivized our Named Executive Officers to remain with us and contribute to our performance.

The Committee divided the equity portion of each Named Executive Officer’s potential performance bonus equally between restricted Common Shares and stock options (which the Committee has historically used for all equity-based compensation) for two reasons. First, the peer group data indicated that our competitors were increasingly using full value awards in the form of restricted stock. Second, the use of restricted Common Shares allowed us to deliver the intended equity award value with fewer Common Shares.

In February 2007, the Committee established the award formulas and the performance goals to be measured to determine the amount (if any) of the performance bonus that each Named Executive Officer would earn for 2007 (i.e., the amount of cash that would be received and the number of restricted Common Shares and stock options that would be earned and subject to vest based on continued employment). For 2007, the Committee selected net income, return on beginning equity and homebuyer satisfaction ratings as the performance goals. The satisfaction of the performance goals was substantially uncertain at the time they were established. These were the same performance goals that the Committee has historically selected (other than 2006 when the Committee did not select homebuyer satisfaction ratings because we engaged a third-party to calculate this rating for us for the first time in 2006). As discussed above, the Committee was sensitive to changing the performance goals in 2007 in reaction to the uncertain market conditions. The Committee selected net income and return on beginning equity because it believes these financial goals focus our Named Executive Officers on driving annual earnings and creating shareholder value. The Committee selected homebuyer satisfaction ratings because it believes this performance goal effectively measures our customer service and quality. When selecting these performance goals, the Committee also reviewed the performance metrics utilized in the bonus programs within our peer group. Based on the peer group data, the Committee determined that, while performance metrics varied widely within the peer group, many contained one or more financial metrics as well as a homebuyer satisfaction metric.

For 2007, the Committee established (1) net income goals of 40%, 100%, 150%, 200% and 900% of our 2007 budgeted net income ($12,000,000), (2) minimum and maximum return on beginning equity goals of 10% and 20%, respectively, and (3) minimum and maximum homebuyer satisfaction ratings goals of 79% and 88%, respectively. The homebuyer satisfaction ratings goal was based on our 2007 survey score to the question “Would you recommend M/I Homes to a friend or relative?” The homebuyer satisfaction ratings goal also provided that, if net income was less than budgeted net income, the amount of the cash bonus and the number of performance-based restricted Common Shares and stock options that would be earned based on this goal would be reduced on a pro-rata basis based on the percentage of budgeted net income achieved by the Company. The Committee included this restriction to further focus the Named Executive Officers on our annual earnings.

The following tables set forth the amount of the cash bonus and the number of performance-based restricted Common Shares and stock options that each Named Executive Officer was eligible to earn based on the degree to which we achieved the above specified levels of net income, return on beginning equity and homebuyer satisfaction ratings in 2007:

Net Income Performance Goal

	Robert H. Schottenstein			Phillip G. Creek			J. Thomas Mason
Percentage of Budgeted Net Income Earned (3)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)
40%	$47,250	465	1,250	$22,500	222	595	$6,300	62	167
100%	$349,650	3,442	9,250	$166,500	1,639	4,405	$46,620	459	1,233
150%	$491,400	4,838	13,000	$234,000	2,304	6,190	$65,520	645	1,733
200%	$689,850	6,791	18,250	$328,500	3,234	8,690	$91,980	905	2,433
900%	$945,000	9,303	25,001	$450,000	4,429	11,905	$126,000	1,241	3,334

(1)

The restricted Common Shares earned vest in equal one-third increments on the first, second and third anniversary of the date of grant subject to the Named Executive Officer’s continued employment on the applicable vesting date.

(2)

The stock options earned vest and become exercisable in equal one-fifth increments on December 31, 2007, 2008, 2009, 2010 and 2011 subject to the Named Executive Officer’s continued employment on the applicable vesting date.

(3)	The amounts earned increase proportionately among the performance levels.

Return on Beginning Equity Performance Goal

	Robert H. Schottenstein			Phillip G. Creek			J. Thomas Mason
Return on Beginning Equity (3)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)
10%	$157,500	1,551	4,167	$75,000	738	1,984	$21,000	207	556
20%	$315,000	3,101	8,333	$150,000	1,477	3,968	$42,000	413	1,111

(1)

The restricted Common Shares earned vest in equal one-third increments on the first, second and third anniversary of the date of grant subject to the Named Executive Officer’s continued employment on the applicable vesting date.

(2)

The stock options earned vest and become exercisable in equal one-fifth increments on December 31, 2007, 2008, 2009, 2010 and 2011 subject to the Named Executive Officer’s continued employment on the applicable vesting date.

(3)	The amounts earned increase proportionately between the performance levels.

Homebuyer Satisfaction Ratings Performance Goal

	Robert H. Schottenstein			Phillip G. Creek			J. Thomas Mason
Homebuyer Satisfaction Rating (3) (4)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)	Cash ($)	Restricted Shares (#) (1)	Stock Options (#) (2)
79%	$31,500	310	833	$15,000	148	397	$4,200	41	111
89%	$315,000	3,101	8,333	$150,000	1,477	3,968	$42,000	413	1,111

(1)

The restricted Common Shares earned vest in equal one-third increments on the first, second and third anniversary of the date of grant subject to the Named Executive Officer’s continued employment on the applicable vesting date.

(2)

The stock options earned vest and become exercisable in equal one-fifth increments on December 31, 2007, 2008, 2009, 2010 and 2011 subject to the Named Executive Officer’s continued employment on the applicable vesting date.

(3)	The amounts earned increase proportionately between the performance levels.

(4)	If 2007 net income is less than 2007 budgeted net income, the amounts earned are reduced on a pro-rata basis based on the percentage of budgeted net income achieved.

The Committee established the award formulas and performance goals based on numerous factors, including our financial projections for 2007, the prevailing conditions in the homebuilding industry, our past practices, the performance-based bonus opportunities for similarly-situated executives in our peer group, the executive’s level of responsibility and individual performance. The Committee did not attach a specific weight to any of these factors, but instead took all of the factors into account. With 2007 expected to be a challenging year for us with significantly lower earnings than prior years and considerable volatility and uncertainty in the homebuilding industry, the Committee designed the 2007 award formulas and performance goals to place a premium on superior performance. The Committee believed this emphasis on performance further aligned the interests of our Named Executive Officers with the interests of our shareholders and served as an additional motivator under the challenging circumstances. As a result, the 2007 award formulas and performance goals (1) required that we significantly outperform our expectations and budget before the Named Executive Officers would earn their maximum potential performance bonuses and (2) provided the Named Executive Officers with a relatively small portion of their maximum potential performances bonuses at the threshold performance levels and the performance levels consistent with our budget. For example, for the Named Executive Officers to earn their maximum potential performances bonuses, we were required to achieve net income of 900% of budgeted net income, return on beginning equity of 20% and homebuyer satisfaction ratings of 88%.

In 2007, we did not achieve the minimum levels of net income or return on beginning equity established by the Committee to earn any cash bonus or any of the performance-based restricted Common Shares or stock options based on these two performance goals. In addition, while we achieved a Homebuyer Satisfaction rating of 84%, because our net income was negative for 2007, the Named Executive Officers did not earn any cash bonus or any of the performance-based restricted Common Shares or stock options based on this performance goal. As a result, no performance bonuses in any form were paid or earned for 2007 and all of the performance-based restricted Common Shares and stock options that were granted to the Named Executive Officers were forfeited and cancelled effective as of December 31, 2007.

The Committee recognizes that, in limited cases, the performance goals established at the beginning of the year may not appropriately reward our Named Executive Officers for corporate performance during that year due to extraordinary circumstances, such as the development of unforeseen events arising after the performance goals are established. In such cases, the Committee reserves the right to pay discretionary bonuses. When making this determination, the Committee considers all of the facts and circumstances, including corporate and individual performance, achieving our compensation philosophy and objectives and the accounting and tax consequences of an award. Any such discretionary bonuses may be paid in cash or equity-based compensation as determined by the Committee. In February 2008, after reviewing our corporate performance in 2007 and the prevailing conditions in the homebuilding industry, the Committee concluded that discretionary bonuses were not appropriate and elected not to award discretionary bonuses to the Named Executive Officers with respect to 2007.

Equity-Based Compensation

For many years, the Committee has granted our Named Executive Officers (and other members of management) annual service-based stock option awards. The Committee believes that, because stock options have value only if the price of our Common Shares increase, stock options align the interests of our Named Executive Officers with the interests of our shareholders by creating an incentive for the Named Executive Officers to maximize shareholder value—a component of our compensation philosophy. The Committee further believes that stock options encourage our Named Executive Officers to focus on our long-term performance and increase their investment in M/I Homes.

The Committee grants all employee stock options (and all other employee equity-based awards) pursuant to the 1993 Stock Plan. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options (as well as all other awards under the 1993 Stock Plan) at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance and the meeting follows our release of earnings for the prior year so that the stock price at the time of grant can reasonably be expected to fairly represent the market’s collective view of our then current results. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant. The date of grant is established as the date of the Committee meeting at which the Committee approves the grant.

The annual service-based stock option grants vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant. In addition to focusing our Named Executive Officers on long-term performance, the Committee believes that the five-year vesting term also aides in the retention of our Named Executive Officers.

When determining the size of the service-based stock option awards in 2007, the Committee considered the following:

•	the long-term incentive opportunity for similarly-situated executive officers in our peer group;

•

individual attributes such as level of responsibility, individual performance, contributions to M/I Homes, ability to impact our future performance and the number of stock options previously granted to the Named Executive Officer; and

•	M/I Homes’ corporate performance.

In 2007, the Committee awarded Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason service-based stock options to purchase 60,000, 24,000 and 10,000 Common Shares, respectively. Each of these awards represented a 20% decrease from the number of service-based stock options the Named Executive Officer received in 2006. The Committee reduced the size of the grants in 2007 based on our financial performance in 2006. When making the decision to reduce the size of the grants in 2007, the Committee, however, remained mindful that the value of the annual service-based stock options awarded to our Named Executive Officers in recent years ranked in the bottom quartile of our peer group when compared to the long term incentives awarded to similarly situated executives. As a result, the Committee concluded that the reduction in the number of service-based stock options granted to our Named Executive Officers in 2007 should not exceed 20%. While not a primary consideration, the Committee also determined from an internal analysis that the total number of annual service-based stock options granted to our Named Executive Officers in 2007 was consistent with our historical practice of granting approximately 50% of the total number of annual stock options to the Named Executive Officers.

In addition to the annual service-based stock options granted to the Named Executive Officers in 2007, the Committee made two other equity awards to the Named Executive Officers in 2007. First, as discussed above, the Committee granted each Named Executive Officer performance-based restricted Common Shares and stock options in connection with his 2007 annual performance bonus opportunity. All of these performance-based restricted Common Shares and stock options were forfeited and cancelled effective as of December 31, 2007 based upon our performance in 2007.

Second, as disclosed in the “Compensation Discussion and Analysis” included in the Proxy Statement related to our 2007 Annual Meeting of Shareholders, in February 2007, the Committee awarded each Named Executive Officer a discretionary bonus in respect of his service and performance in 2006. The bonuses were valued at approximately 40% of the Named Executive Officer’s maximum potential performance bonus for 2006 and were paid one-half in cash and one-half in stock options at the time of the award. As a result, in February

2007, the Committee granted Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason stock options to purchase 31,746, 15,873 and 4,960 Common Shares, respectively. The number of Common Shares underlying each option award was based on the fair value of the stock options using the Black-Scholes valuation methodology on the date of the grant. Although the stock options were awarded for service performed in 2006, they are recognized for financial accounting purposes in the 2007 fiscal year and beyond and are reflected in the Summary Compensation Table and associated tables below relating to 2007. The Committee elected to pay one-half of the 2006 discretionary bonus in the form of stock options to further a broader range of our executive compensation objectives. These stock options vest and become exercisable in equal one-third increments on December 31, 2007, 2008 and 2009 subject to the Named Executive Officer’s continued employment on the applicable vesting date.

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of compensation that is eligible for profit sharing to $50,000. For 2007, we did not make a company contribution to the 401(k) Plan on behalf of the employees as a result of our financial performance. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, life and short-term disability insurance. We share the cost of these benefit programs with our employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

In addition to the aforementioned benefits, we also pay the premiums for a $4,000,000 and $1,000,000 supplemental split-dollar life insurance policy for Robert H. Schottenstein and Phillip G. Creek, respectively, and reimburse them for the taxes they incur with respect to our payment of the term portion of the premium for their respective policies. Historically, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in force for our executive officers at the time of the adoption of the Sarbanes-Oxley Act and have not provided this benefit to any of our new executive officers.

Perquisites. We provide our Named Executive Officers with limited perquisites and personal benefits that the Committee believes are reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices. In 2007, we provided only the following perquisites and personal benefits:

•

All Named Executive Officers, along with certain other members of management, were provided with a company-leased automobile for their business and personal use. The program is administered as part of our overall fleet program. The vehicle type and allowable expense are determined on a schedule based on position within M/I Homes.

•

We maintain a company plane primarily for transporting the Named Executive Officers, as well as other employees, among our operations and to other business-related travel destinations. For security and efficiency reasons, our Chief Executive Officer and the other Named Executive Officers (with the approval of the Chief Executive Officer) are permitted to use our plane for personal use. During 2007, only Robert H. Schottenstein used the plane for personal use. He was assessed income for personal use of the plane based on the amounts set forth for personal use of employer-provided aircraft under the applicable Internal Revenue Service Rules. The amount shown in the Summary Compensation Table represents the incremental cost to M/I Homes for Mr. Schottenstein’s personal use of the plane.

Severance Arrangements

We do not currently have employment or severance agreements with any of our Named Executive Officers, except for the Change in Control Agreement with Phillip G. Creek discussed below. As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control of M/I Homes, other than the benefits that may be payable to Mr. Creek and the benefits provided to all participants under our employee benefit plans.

In March 2004, we entered into a Change in Control Agreement with Phillip G. Creek, our Executive Vice President, Chief Financial Officer and a Director. Mr. Creek has been with us since 1993 and has worked in the homebuilding industry since 1978. The terms of the Change in Control Agreement were set through the course of arms-length negotiations. We entered into the Change in Control Agreement to serve as a retention tool and incentivize Mr. Creek to continue focusing on our business in the event of a potential change in control transaction.

Because the Change in Control Agreement is intended to provide Mr. Creek with a level of financial protection only upon loss of employment in connection with a change in control, the Agreement requires a “double trigger.” Under the Change in Control Agreement, in the event that (1) we terminate Mr. Creek’s employment without cause within six months prior to, or twenty-four months after, a change in control of M/I Homes or (2) Mr. Creek terminates his employment for good reason within twenty-four months after a change in control, Mr. Creek will be entitled to a lump sum payment equal to the sum of two times his average base salary during the preceding three fiscal years and two times his average cash bonus during the preceding three fiscal years. Mr. Creek will also receive payment for any unused vacation and reimbursement for COBRA benefits for up to a maximum of 18 months unless he obtains replacement coverage. In addition, he will be reimbursed for any excise tax that he incurs if the payments to him under the Change in Control Agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code and the after-tax amount that he would receive following such reimbursement exceeds the after-tax amount that he would receive if his benefits under the Change in Control Agreement were reduced so that his total “parachute payment” under the Change in Control Agreement and all other applicable agreements was $1.00 less than the amount that would constitute an “excess parachute payment.” If the Change in Control Agreement were triggered on December 31, 2007, we estimate that Mr. Creek would have been entitled to a payment of $1,514,419 plus the benefits described above. For more information concerning Mr. Creek’s rights under the Change in Control Agreement, see “2007 Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control” on page 33.

Pursuant to the terms of our 1993 Stock Plan, if a participant is terminated for any reason other than retirement, death or disability, then his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 30 days after the date of termination. In the case of death or disability, all options will become immediately exercisable and will expire unless exercised within one year. In the case of retirement, a participant’s option privileges will be limited to the options immediately exercisable on the date of retirement and will expire unless exercised within one year after such date. In the case of a change in control of M/I Homes, all unvested options will immediately vest. For more information concerning the Named Executive Officers’ rights under 1993 Stock Plan upon termination of employment or a change in control, see “2007 Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control” on page 33.

Under the terms of our 2004 Plan, if a participant’s employment is terminated, whether voluntarily or involuntarily, before the payment date for awards for the plan year, then such participant will not be eligible for an award for that plan year. However, in the event of termination due to death, disability, retirement or change in control, the Committee has the authority in its sole discretion to pay an award. The 2008 awards under the 2004 plan expressly provide that the participant must be employed on the payment date to be eligible to receive any payment.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or their entire annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. Under the Executives’ Deferred Compensation Plan, the deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive’s deferred compensation account is credited in an amount equal to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of the Named Executive Officers with our shareholders. The amounts deferred by our Named Executive Officers in 2007 (which relate to their 2006 cash bonuses) and distributions received by our Named Executive Officers in 2007 as well as their respective aggregate balances as of December 31, 2007 are set forth in the Nonqualified Deferred Compensation table on page 32 below. Because the Named Executive Officers did not receive any cash bonuses with respect to 2007, no amounts will be deferred by them in 2008.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making the annual equity-based compensation awards a meaningful part of each executive’s total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers with those of our shareholders. Accordingly, we discourage our executives from buying or selling derivative securities related to our Common Shares because we believe such securities are counter to the alignment we seek to achieve.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code prohibits us from taking a tax deduction for non-performance-based compensation paid to a Named Executive Officer in excess of $1,000,000 per year. As part of its role, the Committee considers the deductibility of our executive compensation under Section 162(m) and seeks to qualify all Named Executive Officer compensation for full deductibility to the extent feasible. In certain limited cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such payments are necessary to achieve our compensation philosophy and objectives. The Committee believes that all compensation paid to our Named Executive Officers for 2007 was fully deductible for federal income tax purposes.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 (codified in Section 409A of the Internal Revenue Code) was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe we are operating in good faith compliance with the statutory provisions. To the extent necessary, we intend to amend our nonqualified deferred compensation arrangements to ensure compliance with Section 409A.

Statement of Financial Accounting Standards No. 123(R). We account for equity-based compensation, including the restricted Common Shares and stock option awards in 2007, in accordance with the requirements of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS123(R)”). Prior to making decisions to grant equity-based compensation, the Committee reviews expense estimates and the dilutive effect of such awards. See the Summary Compensation Table on page 27 for the amount recognized for financial statement reporting purposes during 2007 under FAS123(R) for equity-based compensation granted to our Named Executive Officers.

Looking Forward—2008 Changes

In early 2008, the Committee engaged Hewitt Associates to provide an independent review of our executive compensation program design for the 2008 fiscal year. At the request of the Committee, Hewitt Associates’ review focused primarily on the performance goals to be used for the Named Executive Officers’ 2008 performance bonus program and the 2008 equity-based compensation, including current market practices, alignment of compensation with shareholders, linkage of compensation with business strategies and providing a balanced range of opportunities.

After reviewing our executive compensation program and consulting with Hewitt Associates and the Chief Executive Officer and other members of management, the Committee determined that, while the design and principal components of our executive compensation program are effective in promoting our executive compensation philosophy and objectives, three changes are appropriate for 2008. First, the Committee decided that the 2008 performance bonus will be payable solely in cash (as had been the case prior to 2007) as opposed to a combination of cash, restricted Common Shares and stock options. Based on 2007, the Committee concluded that the benefits of using the multiple forms of payment were not commensurate with the complexity of that design. The Committee believes the simplified bonus program in 2008 will further motivate the Named Executive Officers.

Second, following two consecutive years in which no bonuses were earned under the terms of our annual performance bonus program and in light of the continued uncertainty and volatility in the homebuilding industry, the Committee elected to restructure the performance goals for the 2008 performance bonus. As a result, each Named Executive Officer's 2008 performance bonus will be based: (1) 50% on our net income prior to impairments, write-offs and deferred tax valuation allowance in 2008; (2) 30% on our 2008 homebuyer satisfaction ratings; and (3) 20% on our performance with respect to performance criteria, which may include financial condition, liquidity, land position, expense control and reduction, and/or progress on strategic initiatives, as selected by the Committee with respect to each Named Executive Officer. The Committee believes the 2008 performance goals will focus our Named Executive Officers on our overall performance and will also provide the Committee with an appropriate measure of flexibility to reward performance in the challenging business environment.

Finally, the Committee significantly increased the number of service-based stock options awarded to each Named Executive Officer in 2008. Specifically, in 2008, the Committee awarded: (1) Robert H. Schottenstein stock options to purchase 100,000 Common Shares (up from 60,000 in 2007); (2) Phillip G. Creek stock options to purchase 60,000 Common Shares (up from 24,000 in 2007); and J. Thomas Mason stock options to purchase 25,000 Common Shares (up from 10,000 in 2007). The stock options awarded in 2008 vest and become exercisable in equal one-fifth increments on December 31, 2008, 2009, 2010, 2011 and 2012 subject to the Named Executive Officer’s continued employment on the applicable vesting date. The Committee believes the increases in stock options are more reflective of current market practices, further align the interests of our Named Executive Officers with the interests of our shareholders and motivate them to remain with us and contribute to our performance during the challenging business environment. In addition, the Committee recognized that the value of the outstanding stock options held by the Named Executive Officers declined dramatically in 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Jeffrey H. Miro

Norman L. Traeger

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2007 and 2006

The following table summarizes the total compensation for the fiscal years ended December 31, 2007 and 2006 for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officer during the 2007 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert H. Schottenstein	2007	734,231	—	—	1,034,858	—	—	324,990	2,094,079
Chairman, Chief Executive Officer and President	2006	634,615	400,000	—	754,134	—	—	304,148	2,092,897

Phillip G. Creek	2007	484,231	—	—	287,302	—	—	29,131	800,664
Executive Vice President, Chief Financial Officer and Director	2006	400,000	200,000	—	267,766	—	—	32,780	900,546

J. Thomas Mason	2007	342,115	—	—	112,652	—	—	9,878	464,645
Executive Vice President, General Counsel, Secretary and Director	2006	300,000	62,500	—	104,787	—	—	15,459	482,746

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2007 and 2006 fiscal years.

(2)

No bonuses were earned by the Named Executive Officers for the 2007 fiscal year. See “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17 for more information concerning the Named Executive Officers’ bonus compensation for the 2007 fiscal year. The amounts shown for 2006 reflect discretionary cash bonuses awarded to the Named Executive Officers for the 2006 fiscal year. Pursuant to the terms of the Executives’ Deferred Compensation Plan, each of the Named Executive Officers may elect to defer the payment of part of or his entire bonus to a later date. The deferred amount is converted into whole phantom stock units which are distributed in the form of whole Common Shares on the future payment date. Each participant will not beneficially own Common Shares acquired under the plan until such Common Shares are distributed pursuant to the terms of the plan. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the amounts shown for 2006 include $20,000 allocated to Common Shares (621 shares), $20,000 allocated to Common Shares (589 shares) and $6,250 allocated to Common Shares (184 shares), respectively, pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 24 for a description of this plan and the Nonqualified Deferred Compensation table on page 32 for a description of benefits accrued under this plan.

(3)	The Company recognized no amounts for financial statement reporting purposes under FAS 123(R) for stock awards for the 2007 or 2006 fiscal years.

(4)

The amounts shown with respect to the 2007 fiscal year reflect the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year in accordance with FAS 123(R) for stock option awards granted pursuant to the 1993 Stock Plan (without reduction for assumed forfeitures) and thus include amounts from stock option awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 3, “Stock-Based Compensation”, to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 The stock option awards underlying the dollar amount recognized for financial statement reporting purposes for each Named Executive Officer with respect to the 2007 fiscal year are as follows:

Name	2003 (# of shares)	2004 (# of shares)	2005 (# of shares)	2006 (# of shares)	2007 (# of shares)
Robert H. Schottenstein	8,000	11,000	13,000	15,000	12,000
					10,582
Phillip G. Creek	1,600	3,000	4,000	6,000	4,800
					5,291
J. Thomas Mason	1,000	1,200	1,400	2,500	2,000
					1,653

The amounts shown with respect to the 2006 fiscal year reflect the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with FAS 123(R) of stock option awards granted pursuant to the 1993 Stock Plan (without reduction for assumed forfeitures) and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The stock option awards underlying the dollar amount recognized for financial statement reporting purposes for each Named Executive Officer are as follows:

Name	2002 (# of shares)	2003 (# of shares)	2004 (# of shares)	2005 (# of shares)	2006 (# of shares)
Robert H. Schottenstein	3,200	8,000	11,000	13,000	15,000
Phillip G. Creek	1,400	1,600	3,000	4,000	6,000
J. Thomas Mason	400	1,000	1,200	1,400	2,500

(5)

No amounts were earned under the 2004 Plan for the 2007 or 2006 fiscal years. See “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17 and the Grants of Plan-Based Awards table on page 29 for more information concerning awards made under the 2004 Plan in 2007.

(6)

We do not provide pension benefits or above-market or preferential earnings on nonqualified deferred compensation. Dividends on the phantom stock units issued under the Executives’ Deferred Compensation Plan are equal to the dividends paid with respect to our Common Shares and therefore are not considered “above-market” under SEC Rules. Any such dividends are not included in the Summary Compensation Table but are included in the “Aggregate Earnings in Last Fiscal Year” column of the Nonqualified Deferred Compensation table on page 32.

(7)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2007 and 2006 fiscal years:

Name	Year	Personal Use of Company Aircraft ($) (a)	Company Automobile ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plans ($) (e)	Total ($)
Robert H. Schottenstein	2007	237,460	20,133	10,597	56,800	—	324,990
	2006	214,601	19,812	9,760	56,800	3,175	304,148

Phillip G. Creek	2007	—	12,387	1,882	14,861	—	29,130
	2006	—	12,984	1,760	14,861	3,175	32,780

J. Thomas Mason	2007	—	9,878	—	—	—	9,878
	2006	—	12,284	—	—	3,175	15,459

(a)

The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s plane. The incremental cost for personal use of the Company’s plane is calculated based on the variable cost per hour to operate the plane times the hours of personal use. The amounts shown also include a pro-rata portion of the tax deduction loss attributable to non-deductibility of a portion of the cost to operate the plane.

(b)	The amounts shown reflect the aggregate cost to the Company attributable to provision of a Company-leased automobile.

(c)

The amounts shown reflect the amount paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of the premium for a split-dollar life insurance policy for the benefit of the Named Executive Officer.

(d)	The amounts shown reflect the premiums paid by the Company for a split-dollar life insurance policy for the benefit of the Named Executive Officer.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the 401(k) Plan.

Grants of Plan-Based Awards for 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Share)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Robert H. Schottenstein	2/13/2007	$60,000	$475,650	$1,575,000
	2/13/2007				590	(2)	4,683	(2)	15,505	(2)				$525,000
	2/13/2007				1,586	(3)	12,583	(3)	41,667	(3)				$525,000
	2/13/2007										60,000	(4)	$33.86	$756,000
	2/13/2007										31,746	(5)	$33.86	$291,746
Phillip G. Creek	2/13/2007	$28,500	$226,500	$750,000
	2/13/2007				282	(2)	2,230	(2)	7,383	(2)				$250,000
	2/13/2007				755	(3)	5,992	(3)	19,841	(3)				$250,000
	2/13/2007										24,000	(4)	$33.86	$302,400
	2/13/2007										15,873	(5)	$33.86	$145,873
J. Thomas Mason	2/13/2007	$8,000	$63,400	$210,000
	2/13/2007				79	(2)	624	(2)	2,067	(2)				$70,000
	2/13/2007				212	(3)	1,678	(3)	5,556	(3)				$70,000
	2/13/2007										10,000	(4)	$33.86	$126,000
	2/13/2007										4,960	(5)	$33.86	$45,582

(1)

The amounts shown reflect awards made pursuant to the 2004 Plan and the range of payments that each Named Executive Officer was eligible to receive with respect to the 2007 fiscal year based on the award formulas and performance goals established by the Compensation Committee for each such Named Executive Officer as described in “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17. In 2007, we did not achieve the minimum levels of the performance goals established by the Compensation Committee, and, as a result, none of the Named Executive Officers earned a cash performance bonus under the 2004 Plan.

(2)

The amounts shown reflect performance-based restricted Common Shares granted under the 1993 Stock Plan and the range of the amount of the performance-based restricted Common Shares that each Named Executive Officer was eligible to earn with respect to the 2007 fiscal year based on the award formulas and performance goals established by the Compensation Committee for each such Named Executive Officer as described in “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17. In 2007, we did not achieve the minimum levels of the performance goals established by the Compensation Committee and, as a result, none of the Named Executive Officers earned any of the performance-based restricted Common Shares granted under the 1993 Stock Plan in 2007 and all such restricted Common Shares were forfeited and cancelled effective as of December 31, 2007.

(3)

The amounts shown reflect performance-based stock options granted under the 1993 Stock Plan and the range of the amount of the performance-based stock options that each Named Executive Officer was eligible to earn with respect to the 2007 fiscal year based on the award formulas and performance goals established by the Compensation Committee for each such Named Executive Officer as described in “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17. In 2007, we did not achieve the minimum levels of the performance goals established by the Compensation Committee and, as a result, none of the Named Executive Officers earned any of the performance-based stock options granted under the 1993 Stock Plan in 2007 and all such stock options were forfeited and cancelled effective as of December 31, 2007. The performance-based stock options were granted at the closing market price on the date of grant.

(4)

These stock options were granted under the 1993 Stock Plan and vest and become exercisable over a five-year period in 20% increments on each December 31st following the date of grant and expire after ten years unless sooner exercised or forfeited. The stock options were granted at the closing market price on the date of grant. See “Compensation Discussion and Analysis—Equity–Based Compensation” on page 20 and “Compensation Discussion and Analysis—Severance Arrangements” on page 23 for more information concerning stock options granted under our 1993 Stock Plan.

(5)

These stock options were granted under the 1993 Stock Plan in connection with the payment of discretionary bonuses relating to the 2006 fiscal year and vest and become exercisable over a three-year period in 33 1/3% increments on each December 31st following the date of grant and expire after ten years unless sooner exercised or forfeited. The stock options were granted at the closing market price on the date of grant. See “Compensation Discussion and Analysis—Equity–Based Compensation” on page 20 and “Compensation Discussion and Analysis—Severance Arrangements” on page 23 for more information concerning stock options granted under our 1993 Stock Plan.

(6)

The amounts shown reflect the grant date fair value (determined in accordance with FAS 123(R)) of the restricted Common Shares and stock options granted to the Named Executive Officers in the 2007 fiscal year.

Outstanding Equity Awards at 2007 Fiscal Year-End (1)

	Option Awards (2)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert H. Schottenstein
	8,000	—		16.38	2/13/2011
	16,000	—		28.55	2/14/2012
	24,000	—		27.15	2/12/2013
	33,000	11,000	(3)	46.61	3/8/2014
	39,000	26,000	(4)	54.85	2/16/2015
	30,000	45,000	(5)	41.45	2/13/2016
	12,000	48,000	(6)	33.86	2/13/2017
	10,582	21,164	(4)	33.86	2/13/2017

Phillip G. Creek
	4,000	—		6.69	2/15/2010
	7,000	—		16.38	2/13/2011
	7,000	—		28.55	2/14/2012
	8,000	—		27.15	2/12/2013
	12,000	3,000	(3)	46.61	3/8/2014
	12,000	8,000	(4)	54.85	2/16/20/15
	12,000	18,000	(5)	41.45	2/13/2016
	4,800	19,200	(6)	33.86	2/13/2017
	5,291	10,582	(4)	33.86	2/13/2017

J. Thomas Mason
	2,000	—		30.76	8/13/2012
	4,000	—		27.15	2/12/2013
	4,800	1,200	(3)	46.61	3/8/2014
	4,200	2,800	(4)	54.85	2/16/2015
	5,000	7,500	(5)	41.45	2/13/2016
	2,000	8,000	(6)	33.86	2/13/2017
	1,653	3,307	(4)	33.86	2/13/2017

(1)

The table does not include (a) 15,505, 7,383 and 2,067 performance-based restricted Common Shares granted in the 2007 fiscal year under the 1993 Stock Plan to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively, and (b) 41,667, 19,841 and 5,556 performance-based stock options granted in the 2007 fiscal year under the 1993 Stock Plan to Messrs. Schottenstein, Creek and Mason, respectively. As a result of our failure to achieve the minimum levels of the performance goals applicable to such performance-based restricted Common Shares and stock options, all such performance-based restricted Common Shares and stock options were forfeited and cancelled effective as of December 31, 2007. See “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17 for more information concerning these performance-based restricted Common Shares and stock options.

(2)	Each of the stock options set forth in this table was granted under the 1993 Stock Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Stock Plan.

(3)	100% of these unexercisable options vest on December 31, 2008.

(4)	50% of these unexercisable options vest on each of December 31, 2008 and 2009.

(5)	33 1/3% of these unexercisable options vest on each of December 31, 2008, 2009 and 2010.

(6)	25% of these unexercisable options vest on each of December 31, 2008, 2009, 2010 and 2011.

Option Exercises and Stock Vested in 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	—	—	—	—
Phillip G. Creek	—	—	—	—
J. Thomas Mason	—	—	—	—

Nonqualified Deferred Compensation for 2007

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	20,000	—	(171,702)	71,973	49,140
Phillip G. Creek	20,000	—	(121,733)	46,497	37,884
J. Thomas Mason	6,250	—	(33,177)	—	14,648

(1)

The amounts shown represent the amounts deferred by the Named Executive Officers during the 2007 fiscal year pursuant to the Executives’ Deferred Compensation Plan in connection with the payment of discretionary performance bonuses for the 2006 fiscal year. Because the amounts shown relate to deferral of performance bonuses for the 2006 fiscal year, none of these amounts are reported as compensation with respect to the 2007 fiscal year (but are reported as compensation with respect to the 2006 fiscal year) in the Summary Compensation Table on page 27. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 24.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf any of the participants in the plan.

(3)

The amounts shown represent the sum of (a) the value of dividends credited to the Named Executive Officers’ accounts during the 2007 fiscal year pursuant to the Executives’ Deferred Compensation Plan based on dividends paid with respect to our Common Shares during the 2007 fiscal year ($447, $380 and $134 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively) and (b) the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2007 fiscal year based on the 72.5% depreciation in the value of the Common Shares during the 2007 fiscal year (a loss in value of ($172,149), ($122,113) and ($33,311) for Messrs. Schottenstein, Creek and Mason, respectively. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 27.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2007 fiscal year pursuant to the Executives’ Deferred Compensation Plan.

(5)

The amounts shown represent the market value as of December 31, 2007 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2007. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the cumulative dollar amounts deferred plus dividends accrued minus distributions made under the Executives’

Deferred Compensation Plan through December 31, 2007 was $213,364, $160,675 and $56,817, respectively. With respect to Messrs. Schottenstein, Creek and Mason, $212,500, $160,000 and $33,750 of such amounts, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Severance Arrangements” on page 23, we do not currently have employment or severance agreements with any of our Named Executive Officers who are currently employed by us, except for the Change in Control Agreement between the Company and Phillip G. Creek. As a result, we are not obligated to pay any severance or other enhanced benefits to such Named Executive Officers in connection with a termination of employment (including retirement) or a change in control of the Company, other than the benefits that may be payable to Mr. Creek under his Change in Control Agreement and the benefits that may be provided to all participants under our benefit plans.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment or a change in control of the Company (assuming that the termination of employment or a change in control occurred on December 31, 2007):

Name and Type of Potential Payment	Death ($)	Disability (1) ($)	Change in Control (1) ($)	Involuntary Not for Cause Termination Followed by a Change in Control (2) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (2) ($)
Robert H. Schottenstein
• Accelerated Vesting of Stock Options (1)	—	—	—	—	—
Phillip G. Creek
• Severance Benefits (2)	—	—	—	$1,578,116	$1,578,116
• Accelerated Vesting of Stock Options(1)	—	—	—	—	—
J. Thomas Mason
• Accelerated Vesting of Stock Options (1)	—	—	—	—	—

(1)

Pursuant to the terms of the 1993 Stock Plan, if a participant’s employment is terminated as a result of death or disability or there is a change in control of the Company, all of the participant’s unvested stock options immediately vest and become exercisable. Because the exercise price of all unvested stock options held by the Named Executive Officers on December 31, 2007 exceeded the closing price of our Common Shares on the NYSE on December 31, 2007, the Named Executive Officers would not have received any potential payments as a result of the acceleration of the unvested stock options on December 31, 2007. For more information concerning a participant’s rights upon termination or a change in control under the 1993 Stock Plan, see “Compensation Discussion and Analysis—Severance Arrangements” on Page 23.

The amounts shown in the table do not reflect the performance-based restricted Common Shares or the performance-based stock options granted in 2007 under the 1993 Stock Plan to the Named Executive Officers because such restricted Common Shares and stock options were forfeited and cancelled effective as of December 31, 2007 as a result of the Company's failure to satisfy the minimum performance goals applicable to such awards. Pursuant to the terms of such performance-based restricted Common Shares, (1) if a Named Executive Officer's employment was terminated for any reason prior to January 1, 2008, all of such Named Executive Officer's performance-based restricted Common Shares would have been forfeited and cancelled as of the date of termination and (2) if a change in control of the Company had occurred in

2007 prior to the forfeiture and cancellation of the performance-based restricted Common Shares on December 31, 2007, all of the performance-based restricted Common Shares would have immediately vested upon such change in control. If a change in control had occurred immediately prior to the time that the restricted Common Shares would otherwise have been forfeited and cancelled on December 31, 2007 for failure to satisfy the minimum performance goals, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason would have received potential payments of $162,803, $77,522 and $21,704, respectively (representing the product of the number of performance-based restricted Common Shares held by such Named Executive Officer and the closing price of our Common Shares on the NYSE on December 31, 2007). The performance-based stock options granted to the Named Executive Officers in 2007 were subject to the same terms relating to termination of employment and change in control as our service-based stock options granted under the 1993 Stock Plan. As a result, because the exercise price of such performance-based stock options held by the Named Executive Officers exceeded the closing price of our Common Shares on the NYSE on December 31, 2007, the Named Executive Officers would not have received any potential payments as a result of any acceleration of the performance-based stock options on December 31, 2007. For more information concerning the performance-based restricted Common Shares and stock options, see “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17.

For purposes of the 1993 Stock Plan, “disability” means that a participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code.

For purposes of the 1993 Stock Plan, “change in control” means (1) the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), other than Irving E. Schottenstein or any of his immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding voting capital stock of the Company or (2) the failure of the current directors of the Company (the “Current Board”), or such directors who are elected or recommended or endorsed for election to the Board by a majority of the Current Board or their successors so elected, recommended or endorsed, to constitute a majority of the Board.

(2)

Of the payments shown: (a) $1,514,419 represent a lump sum payment equal to twice Phillip G. Creek’s average base salary and average cash bonus during 2005, 2006 and 2007; (b) $46,561 represent the value of Mr. Creek’s unused vacation as of December 31, 2007; and (c) $17,137 represent the estimated cost to the Company as of December 31, 2007 of reimbursing Mr. Creek for COBRA and dental benefits for 18 months. For more information concerning Mr. Creek’s Change in Control Agreement, see “Compensation Discussion and Analysis—Severance Arrangements” on page 23.

For purposes of the Change in Control Agreement, “cause” means (1) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company by Mr. Creek, (2) conviction of Mr. Creek of a felony, or (3) Mr. Creek’s (a) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness, including disability), (b) willful engagement in gross misconduct materially injurious to the Company or (c) breach of any material term of the Change in Control Agreement. However, “cause” will not arise (a) solely because Mr. Creek is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by Mr. Creek and approved by the Company or (b) due to any event that constitutes good reason under the Change in Control Agreement.

For purposes of the Change in Control Agreement, “change in control” has the same meaning as set forth in the 1993 Stock Plan.

For purposes of the Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which Mr. Creek has not consented in writing:

(1) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (2) a reduction in Mr. Creek’s title, duties or responsibilities, as compared to either (a) Mr. Creek’s title, duties or responsibilities immediately before the change in control or (b) any enhanced or increased title, duties or responsibilities assigned to Mr. Creek after the change in control; (3) the permanent assignment to Mr. Creek of duties that are inconsistent with (a) Mr. Creek’s office immediately before the change in control, or (b) any more senior office to which Mr. Creek is promoted after the change in control; (4) the Company (a) reduces Mr. Creek’s base salary or (b) reduces the annual cash bonus that Mr. Creek is eligible to receive or changes the manner in which such annual cash bonus is calculated; (5) a requirement that Mr. Creek relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from (a) the principal office or worksite to which Mr. Creek was assigned immediately before the change in control, or (b) any location to which Mr. Creek agreed, in writing, to be assigned after the change in control; or (6) the Company attempts to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by him in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if he has so elected in his deferral notice. On December 31, 2007, the market value of each Named Executive Officer’s account under the Executives’ Deferred Compensation Plan was $49,140, $37,884 and $14,648 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 24.

Compensation of Directors

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our peer group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our peer group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors with the interests of our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. Pursuant to the Company’s 2006 Director Equity Incentive Plan, the Compensation Committee approves all equity-based compensation granted to the non-employee directors under this plan.

Currently (and for the 2007 fiscal year), each non-employee director (other than the Chairman of the Audit Committee) receives an annual retainer of $50,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee receives an annual retainer of $75,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Company’s Director Deferred Compensation Plan. See note (1) to the Director Compensation Table below for a description of this plan. Each non-employee director also receives an annual grant of 1,000 stock units under the 2006 Director Equity Incentive Plan. Pursuant to the 2006 Director Equity Incentive Plan, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service. The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. Directors who are also employees of the Company receive no additional compensation for their service on the Board and any of its committees.

Director Compensation Table for 2007

The following table summarizes the total compensation for the fiscal year ended December 31, 2007 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	52,500	(4)	30,110	—	82,610
Friedrich K.M. Böhm	52,500	(4)	30,110	12,610	95,220
Yvette McGee Brown	50,000		30,110	—	80,110
Thomas D. Igoe	75,000		30,110	12,610	117,720
Jeffrey H. Miro	50,000		30,110	12,610	92,720
Norman L. Traeger	50,000		30,110	12,610	92,720

(1)

The amounts shown reflect the annual retainers earned by the non-employee directors for the 2007 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are allocated to the non-employee director’s deferred compensation account, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing sales price of our Common Shares on the NYSE on the date of such conversion, which is the last business day of the month in which the allocation is made. Each non-employee director’s deferred compensation account is credited in an amount equal to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan further aligns the interests of our non-employee directors with the interests of our shareholders. With respect to Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger, the amounts shown include $52,500 allocated to Common Shares (2,845 shares), $52,500 allocated to Common Shares (2,845 shares), $75,000 allocated to Common Shares (4,146 shares), $25,000 allocated to Common Shares (834 shares) and $50,000 allocated to Common Shares (2,766 shares), respectively, pursuant to the Director Deferred Compensation Plan. See Note 1 to the Principal Shareholders table on page 11 for information concerning the total number of Common Shares held by each non-employee director pursuant to the Director Deferred Compensation Plan.

(2)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year in accordance with FAS 123(R) of stock unit awards granted under the 2006 Director Equity Incentive Plan during the 2007 fiscal year. Assumptions used in the calculation of these amounts are included in Note 3, “Stock-Based Compensation” to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Because the stock units are vested at the time of grant, the grant date fair value in accordance with FAS 123(R) is equal to the amount recognized for financial statement reporting purposes. As of December 31, 2007, each non-employee director held 3,012 stock units pursuant to the 2006 Director Equity Incentive Plan, other than Yvette McGee Brown who held 2,007 stock units.

(3)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year in accordance with FAS 123(R) for stock option awards granted under the 1993 Stock Plan prior to 2007 (without reduction for assumed forfeitures). Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. As of December 31, 2007: Friedrich K.M. Böhm held stock options to purchase 5,700 Common Shares (5,200 exercisable and 500 unexercisable); Thomas D. Igoe held stock options to purchase 7,700 Common Shares (7,200 exercisable and 500 unexercisable); Jeffrey H. Miro held stock options to purchase 10,500 Common Shares (10,000 exercisable and 500 unexercisable); and Normal L. Traeger held stock options to purchase 10,500 Common Shares (10,000 exercisable and 500 unexercisable). Prior to the 2005 fiscal year, we annually granted each non-employee director a stock option to purchase up to 2,500 Common Shares under the 1993 Stock Plan. These stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted and expire ten years after the date of grant.

(4)

From May 2006 until February 13, 2007, Joseph A. Alutto, Ph.D., and Friedrich K.M. Böhm served as the Co-Chairmen of the Planning Committee of the Board. In their capacities as the Co-Chairmen of the Planning Committee, they each received an additional annual retainer of $10,000. The Planning Committee was dissolved on February 13, 2007. As a result, in 2007, they each received $2,500 in annual retainer attributable to their service as the Co-Chairmen of the Planning Committee.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its Charter.

Responsibility. Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the 2007 fiscal year, the Audit Committee met eleven times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3600T; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB in Rule 3200T and amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and, with and without management present, discussed and reviewed the results of D&T’s audit of the consolidated financial statements. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2007 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 that was filed with the SEC on March 4, 2008.

Audit Committee:

Thomas D. Igoe (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2007 and December 31, 2006:

	Year Ended December 31,
	2007	2006
Audit Fees	$896,725	$1,048,000
Audit-Related Fees	68,000	143,750
Tax Fees	—	—
All Other Fees	—	—

Total	$964,725	$1,191,750

Audit Fees for the fiscal years ended December 31, 2007 and 2006 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and M/I Financial and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $266,000 and $369,000 in 2007 and 2006, respectively, for the performance of audits of the Company’s assessment of internal control over financial reporting and audits of the Company’s internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2007 and 2006 consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. The services in this category included audits of our employee benefits plans, accounting consultations, public offering assistance and due diligence procedures.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is kept informed of the services provided by the independent registered public accounting firm.

During fiscal year 2007, no services were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of the Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from officers and directors that no additional reports were required to be filed, the Company believes that, during the 2007 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements, except as follows: On August 29, 2007, a late Form 4 was filed on behalf of Norman L. Traeger to report that he purchased 1,000 Depositary Shares on August 24, 2007.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company by December 3, 2008 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2008 Annual Meeting of Shareholders without the inclusion of that proposal in next year’s proxy statement and written notice of the proposal is not received by the Company on or before February 16, 2009, or if the Company meets other requirements of the SEC Rules, proxies solicited by the Board for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to the Company’s General Counsel and Secretary at 3 Easton Oval, Suite 500, Columbus, Ohio 43219

EXPENSES OF SOLICITATION

Other than the Internet and telephone service access fees or charges described previously, the entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and the other materials used in the solicitation of proxies will be paid by the Company. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company will also reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason _____________________________________
J. Thomas Mason, Secretary

MHO-PS-08

			C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

		VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

		Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 5, 2008.
			Vote by Internet
			• Log on to the Internet and go to
			www.investorvote.com

			• Follow the steps outlined on the secured website.

			Vote by telephone
			• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card			C0123456789	12345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR the following director nominees and FOR Proposal No. 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 -Joseph A. Alutto, Ph.D.	☐	☐	02 - Phillip G. Creek	☐	☐	03 - Norman L. Traeger	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐

B    Non-Voting Items

Change of Address — Please print new address below.

C    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
	3 1 A V	0 1 6 5 5 4 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>                     00UCVC

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held May 6, 2008.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 6, 2008, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted “FOR” the election of the named nominees for directors and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2008 fiscal year. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 2, 2008, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2007 Annual Report which includes the Annual Report on Form 10-K of M/I Homes, Inc. for the fiscal year ended December 31, 2007. Any proxy heretofore given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.